As filed with the Securities and Exchange Commission on December 28, 2007

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		36-4135495 (I.R.S. Employer Identification Number)
1100 CommScope Place, SE P.O. Box 339 Hickory, North Carolina 28602 (828) 324-2200 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Andrew Corporation 1988 Management Incentive Program
Allen Telecom Inc. Amended and Restated 1992 Stock Plan
Andrew Corporation 1998 Stock Option Plan for Non-Employee Directors
Andrew Corporation 2000 Management Incentive Program
Andrew Corporation 2005 Long-Term Incentive Plan

(Full title of the plans)

Frank B. Wyatt, II
Senior Vice President, General Counsel and Secretary
1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
(828) 324-2200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	847,956 (2)	$49.24 (4)	$41,753,353.44	$1,281.83
Common Stock, par value $0.01 per share	1,009,393 (3)	$49.24 (4)	$49,702,511.32	$1,525.87
Total	1,857,349	$49.24 (4)	$91,455,864.76	$2,807.70

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional shares as may be required in the event of a stock split, stock dividend or similar transaction that results in an increase in the number of shares of Common Stock.

(2)
Represents the number of shares of CommScope, Inc. common stock, par value $0.01 (“Common Stock”), issuable upon the exercise of options to purchase shares of Andrew Corporation common stock, granted pursuant to the Andrew Corporation Management Incentive Program, approved by the board of directors on December 18, 1987 and submitted to the stockholders on February 4, 1988 (the “1988 Plan”), the Allen Telecom Inc. Amended and Restated 1992 Stock Plan (the “Allen Plan”), the Andrew Corporation Stock Option Plan for Non-Employee Directors, approved by the board of directors on November 13, 1997 and submitted to the stockholders on February 10, 1998 (the “Director Plan”), and the Andrew Corporation Management Incentive Program, approved by the board of directors on November 18, 1999 and submitted to the stockholders on February 8, 2000 (the “2000 Plan”), which have been converted into options to purchase Common Stock as of December 27, 2007, the effective time of the merger of DJRoss, Inc. with and into Andrew Corporation (the “Effective Time”), adjusted based on the Option Exchange Ratio as defined in the Merger Agreement, dated as of June 26, 2007, between CommScope, Inc., a Delaware corporation, DJRoss, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CommScope, Inc., and Andrew Corporation, a Delaware corporation (the “Merger Agreement”).

(3)
Represents the aggregate number of shares of Common Stock available for future issuance under the 2000 Plan and the Andrew Corporation Long-Term Incentive Plan, approved by the board of directors on November 17, 2004 and submitted to the stockholders on February 8, 2005 (the “2005 Plan”), based on the number of shares of Andrew Corporation common stock available for future grants immediately prior to the Effective Time and adjusted based on the Option Exchange Ratio (as defined in the Merger Agreement).

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock reported on New York Stock Exchange on December 21, 2007.

We, CommScope, Inc. (“CommScope” or the “Registrant”) entered into an Agreement and Plan of Merger, dated as of June 26, 2007 (the “Merger Agreement”), with DJRoss, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CommScope, and Andrew Corporation, a Delaware corporation (“Andrew”).  Upon the consummation of the merger on December 27, 2007 (the “Effective Time”), Andrew became an indirect wholly owned subsidiary of CommScope.

Pursuant to the Merger Agreement, options to purchase shares of Andrew common stock that were outstanding immediately prior to the Effective Time and not cancelled pursuant to the Merger Agreement were converted into options to purchase shares of CommScope common stock, par value $0.01 per share (“Common Stock”) as of the Effective Time (the “Converted Options”).  The Converted Options were granted pursuant to the Andrew Corporation Management Incentive Program, approved by the board of directors on December 18, 1987 and submitted to the stockholders on February 4, 1988 (the “1988 Plan”),  the Allen Telecom Inc. Amended and Restated 1992 Stock Plan (the “Allen Plan”), the Andrew Corporation Stock Option Plan for Non-Employee Directors, approved by the board of directors on November 13, 1997 and submitted to the stockholders on February 10, 1998 (the “Director Plan”), and the Andrew Corporation Management Incentive Program, approved by the board of directors on November 18, 1999, and submitted to the stockholders on February 8, 2000 (the “2000 Plan”), and will continue to be governed by the terms and conditions of the plan pursuant to which they were granted (except for adjustments to the underlying number of shares and the exercise price as provided in the Merger Agreement).

The Registrant is filing this registration statement to register 847,956 shares of Common Stock to be issued upon the exercise of the Converted Options originally granted under the 1988 Plan, the Allen Plan, the Director Plan and the 2000 Plan, and 1,009,393 shares of Common Stock to be issued in connection with future awards under the 2000 Plan and the Andrew Corporation Long-Term Incentive Plan, approved by the board of directors on November 17, 2004 and submitted to the stockholders on February 8, 2005  (the “2005 Plan”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we,” and “the Company” shall mean CommScope, Inc., a Delaware corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3.    Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the documents listed below:

(a)  Our Annual Report filed on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007, which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2006.

(b)  Our Quarterly Reports on Form 10-Q filed on May 1, 2007, August 2, 2007 and November 7, 2007 for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively.

(c)  Our Current Reports on Form 8-K filed on October 30, 2007, December 4, 2007, December 6, 2007, December 26, 2007 and December 28, 2007.

(d)  The description of our common stock contained in our registration statement on Form S-4 filed  with the SEC on June 13, 1997, as amended.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

 Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party,” and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than in connection with actions by or in the right of the corporation (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that a corporation may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action.  Additionally, in the context of a derivative action, DGCL Section 145 requires court approval before there can be any indemnification where an Indemnified Party has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and By-Laws provide that our directors and officers shall not, to the fullest extent permitted by the DGCL, be liable to us or any of our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as the case may be.  Our Certificate of Incorporation and By-Laws also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors and officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation and By-Laws.  These agreements, among other things, indemnify our directors and officers to the fullest extent permitted by the DGCL or other applicable state law for certain losses and expenses, including attorney’s fees, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of us or one of our affiliates.

We maintain directors’ and officers’ liability insurance, under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which our directors and officers are parties by reason of being or having been our directors or officers, as the case may be.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of CommScope, Inc. (Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 001-12929)).

4.2	Amended and Restated Bylaws of CommScope, Inc. (Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 001-12929)).
4.3
The Andrew Corporation Management Incentive Program, dated February 4, 1988 (Incorporated herein by reference to Exhibit 10(c) to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 1993 (File No. 000-09514)).

4.4
Allen Telecom Inc. Amended and Restated 1992 Stock Plan, dated February 27, 1992 (Incorporated herein by reference to Exhibit 4.5 to Andrew Corporation’s Form S-8 filed on August 1, 2003 (SEC File No. 333-107550)).

4.5
The Andrew Corporation Stock Option Plan for Non-Employee Directors dated February 10, 1998, as amended November 18, 1999 (Incorporated herein by reference to Exhibit 10(c) to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 1999 (SEC File No. (001-14617)).

4.6
The Andrew Corporation Management Incentive Program, dated November 18, 1999 (Incorporated herein by reference to Exhibit 10.18 to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 2000 and incorporated herein by reference (SEC File No. 001-14617)).

4.7
Long-Term Incentive Plan, dated November 17, 2004 (Incorporated herein by reference to Andrew Corporation’s Proxy Statement filed in connection with the Annual Meeting held February 8, 2005 (SEC File No. 001-14617)).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP
23.1*	Consent of Independent Accounting Firm
23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
______________

*    Filed herewith.

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

      (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Hickory, state of North Carolina, on December 21, 2007.

COMMSCOPE, INC.

/s/ Frank M. Drendel
By: Frank M. Drendel
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

                Each person whose signature appears below constitutes and appoints Frank M. Drendel, Brian D. Garrett, Jearld D. Leonhardt and Frank B. Wyatt, II, and each of them (with full power to act alone), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Frank M. Drendel Frank M. Drendel	Chairman and Chief Executive Officer (Principal Executive Officer)	December 21, 2007
/s/ Jearld L. Leonhardt Jearld L. Leonhardt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2007
/s/ William R. Gooden William R. Gooden	Senior Vice President and Controller (Principal Accounting Officer)	December 21, 2007
/s/ Boyd L. George Boyd L. George	Director	December 21, 2007
/s/ George N. Hutton, Jr. George N. Hutton, Jr.	Director	December 21, 2007
/s/ June E. Travis June E. Travis	Director	December 22, 2007
/s/ James N. Whitson James N. Whitson	Director	December 23, 2007
/s/ Katsuhiko Okubo Katsuhiko Okubo	Director	December 23, 2007
/s/ Richard C. Smith Richard C. Smith	Director	December 23, 2007

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of CommScope, Inc. (Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 001-12929)).

4.2	Amended and Restated Bylaws of CommScope, Inc. (Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 001-12929)).
4.3
The Andrew Corporation Management Incentive Program, dated February 4, 1988 (Incorporated herein by reference to Exhibit 10(c) to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 1993 (File No. 000-09514)).

4.4
Allen Telecom Inc. Amended and Restated 1992 Stock Plan, dated February 27, 1992 (Incorporated herein by reference to Exhibit 4.5 to Andrew Corporation’s Form S-8 filed on August 1, 2003 (SEC File No. 333-107550)).

4.5
The Andrew Corporation Stock Option Plan for Non-Employee Directors dated February 10, 1998, as amended November 18, 1999 (Incorporated herein by reference to Exhibit 10(c) to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 1999 (SEC File No. (001-14617)).

4.6
The Andrew Corporation Management Incentive Program, dated November 18, 1999 (Incorporated herein by reference to Exhibit 10.18 to Andrew Corporation’s Form 10-K for fiscal year ended September 30, 2000 and incorporated herein by reference (SEC File No. 001-14617)).

4.7
Long-Term Incentive Plan, dated November 17, 2004 (Incorporated herein by reference to Andrew Corporation’s Proxy Statement filed in connection with the Annual Meeting held February 8, 2005 (SEC File No. 001-14617)).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP
23.1*	Consent of Independent Accounting Firm
23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

______________

*    Filed herewith.